                                                                   Exhibit 4.2

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                            MOBILE TELECOMMUNICATION
                               TECHNOLOGIES CORP.



                                      and



                              TEXAS COMMERCE BANK
                              NATIONAL ASSOCIATION
                                   as Trustee



                                 -------------


                             SUPPLEMENTAL INDENTURE


                           Dated as of July 18, 1996


                                 -------------


                                       To

                  The Indenture Dated as of December 29, 1994
            Between Mobile Telecommunication Technologies Corp. and
       Texas Commerce Bank National Association, as Trustee, Relating to
              $265 million Aggregate Principal Amount at Maturity
                        of 13-1/2% Senior Notes due 2002



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

                            SUPPLEMENTAL INDENTURE

          THIS SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 18th day of July, 1996, between Mobile Telecommunication Technologies Corp. (the "Company") and Texas Commerce Bank National Association, as trustee (the "Trustee").

          WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of December 29, 1994 (the "Indenture"); and

          WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $265 million aggregate principal amount at maturity of the Company's 13-1/2% Senior Notes due 2002 (the "Notes"); and

          WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders of not less than 66-2/3% in principal amount of the Notes at the time outstanding (the "Requisite Amendment Consents"), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an amended or supplemental Indenture; and

          WHEREAS, the Company has obtained the Requisite Amendment Consents to amend the Indenture in certain respects (the "Proposed Amendments"); and

          WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

          NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:


                                   ARTICLE 1
               AMENDMENTS TO CERTAIN PROVISIONS OF THE INDENTURE

          SECTION 1.01 Amendment of Certain Sections of the Indenture. Subject to Section 2.01 hereof, the Indenture is hereby amended in the following respects:

          (a) The last paragraph of the definition of "Unrestricted Subsidiary" in Section 1.01 of the Indenture shall be deleted and the following paragraph shall be added:

     "Notwithstanding the foregoing, except as provided in the following sentence, under no circumstances will any of the Designated Subsidiaries of the Company that exist on the Issue Date be designated as Unrestricted Subsidiaries. Notwithstanding the foregoing, the Board of Directors of the Company may designate as an Unrestricted Subsidiary, Mtel Puerto Rico, Inc. or any Subsidiary of the Company, whether incorporated in the United States or elsewhere, existing on the date that the first supplemental indenture is executed by the Company and the Trustee (as well as (i) any parent holding company of any such Subsidiary, (ii) any Subsidiary of any such Subsidiary or any joint venture in which such Subsidiary has a direct or indirect interest, or (iii) any successor in interest of any such Subsidiary, whether existing on the date that the first supplemental indenture is excecuted or thereafter formed)

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

     that is engaged in the Telecommunications Business outside the United States (each such Subsidiary being hereinafter referred to as an "International Subsidiary"), and any such entity so designated shall otherwise and thereafter be exempt from the provisions of this definition of Unrestricted Subsidiary. Such designation must be made pursuant to a resolution of the Board of Directors of the Company set forth in an Officers' Certificate and delivered to the Trustee (provided that no Default or Event of Default shall have occurred and be continuing or would result from such designation)."

          (b) Clause (i) of the definition of "Permitted Liens" in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

               "(i) Liens securing Indebtedness pursuant to the Senior Credit Agreement, provided that the aggregate principal amount of such Indebtedness which is secured pursuant to this clause may not exceed (x) $75.0 million plus (y) any amounts Incurred under the Senior Credit Agreement pursuant to (A) clause (iii) of this definition or (B) Liens securing Indebtedness incurred pursuant to clause (v) of the second paragraph of Section 4.09";

          (c) Clause (a) of Section 3.07 of the Indenture is hereby amended to read in its entirety as follows:

               "Except as set forth in Section 3.07(b) below, the Notes will not be redeemable at the Company's option prior to December 15, 1999. Commencing December 15, 1999 and ending December 14, 2000, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon notice as provided in the following sentence, at a redemption price equal to the sum of (x) 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date and (y) the Applicable Premium with respect to each $1,000 principal amount of Notes so redeemed. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to the Holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below :



                    Year                           Percentage
                    ----                           -----------
                    2000..........................    106.750%

                    2001..........................    103.375%


          (d) Clause B of Section 4.07(c) of the Indenture is hereby amended by inserting "(other than an International Subsidiary)" after the phrase "any Investment in a Subsidiary."

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

          (e) Clause B of Section 4.07(c) of the Indenture is hereby further amended by inserting at the end of such clause the following sentence:
"Notwithstanding clause (i) above, any Indebtedness permitted to be Incurred under clauses (iii) or (v) above may be Incurred under the Senior Credit Agreement."

          (f) Clause (v) of Section 4.09(b) of the Indenture is hereby amended by substituting "$55.0 million" for "$5.0 million."

          (g) Clause (iii) of Section 4.09(b) of the Indenture is hereby amended by substituting "(i) from the date the first supplemental indenture becomes effective through and until December 31, 1997, $125.00, (ii) from January 1, 1998 through and until December 31, 1998, $100.00 or (iii) thereafter, $75.00, as the case may be," for "$75.00."

          (h) Section 4.11(b) of the Indenture is hereby amended to read in its entirety as follows:

               "(b) Within 270 days after any Asset Sale, to the extent that the assets or Equity Interests that were the subject of such Asset Sale pertained to a Telecommunications Business primarily engaged in business in the United States, the Company (or such Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed under the Senior Credit Agreement, or (ii) the purchase of Telecommunications Related Assets and/or Voting Stock of any Person engaged in the Telecommunications Business in the United States, provided, that such Person concurrently becomes a Subsidiary of the Company. Any Net Proceeds from any Asset Sale, to the extent that the assets or Equity Interests that were the subject of such Asset Sale pertained to a Telecommunications Business primarily engaged in business in the United States, that are not applied or invested as provided in the preceding sentence, shall constitute "Excess Proceeds" and shall be applied to an offer to purchase Notes as set forth in Section 3.09."

                                 MISCELLANEOUS

          SECTION 2.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

          SECTION 2.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

          SECTION 2.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

          SECTION 2.04. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

          SECTION 2.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part

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

of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

          SECTION 2.06. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 2.07. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

          SECTION 2.08. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 2.09. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

          SECTION 2.10. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

          SECTION 2.11. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

          SECTION 2.12. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

          SECTION 2.13. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

          SECTION 2.14.  Counterpart Originals.  The parties may sign any number
of copies of this Supplemental Indenture.   Each signed copy shall be an
original, but all of them together represent the same agreement.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.


                                    MOBILE TELECOMMUNICATION
                                     TECHNOLOGIES CORP.


(SEAL)
                                    By:   /s/  John E. Welsh, III
                                          -----------------------
                                          Name:  John E. Welsh, III
                                          Title:  Vice Chairman & Acting CFO


Attest:


/s/  Lisa Hughes
- ------------------
Name:  Lisa Hughes
Title:  Executive Assistant


                                    TEXAS COMMERCE BANK NATIONAL
                                     ASSOCIATION, TRUSTEE


(SEAL)
                                    By:   /s/  John G. Jones
                                          ------------------
                                          Name:  John G. Jones
                                          Title:  Vice President


Attest:


/s/  Kathleen Wagner
- --------------------
Name:  Kathleen Wagner
Title:  Vice President

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